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                                                                     Exhibit 5.1

                                  LECLAIR RYAN
                           A PROFESSIONAL CORPORATION
                                ATTORNEYS AT LAW
                                 ELEVENTH FLOOR
                              707 EAST MAIN STREET
                               RICHMOND, VA 23219

                            TELEPHONE: (804) 783-2003
                            FACSIMILE: (804) 783-2294

                                  June 12, 2000



Value America, Inc.
337 West Rio Road
Charlottesville, Virginia 22901


Ladies and Gentlemen:

     We refer to the registration statement on Form S-3 ("Registration Statement") filed under the Securities Act of 1933 ("Act"), by Value America, Inc. ("Company") in connection with the registration of 3,000,000 shares of common stock ("Stock"), subject to issuance by the Company from time to time upon certain conditions.

     We have examined (a) the Registration Statement and the prospectus contained therein (as it may be amended, "Prospectus"), (b) the Company's Articles of Incorporation and Bylaws, both as amended to date, and (c) originals or copies otherwise identified to our satisfaction of such other records and documents as in our judgment are necessary or appropriate to enable us to render the opinion expressed below (collectively, "Documents"). We are relying without any independent investigation upon the truth and accuracy of all statements set forth in the Documents.

     We have assumed that, at or prior to the time of the delivery of any shares of Stock, the Registration Statement will have been declared effective under the Act and will not have been modified or rescinded, and that there will not have occurred any change in law affecting the validity or enforceability of such shares of Stock.

     The Company has informed us that the Company intends to issue the Stock from time to time on a delayed or continuous basis. We also assume that, prior to issuing any Stock, the Company will afford us an opportunity to review all operative documents pursuant to which shares of the Stock are to be issued. We undertake to file such supplement or amendment to this opinion as we reasonably consider necessary or appropriate. We undertake no responsibility to monitor the Company's future compliance with the registration provisions of the Act, other applicable laws, or the rules and regulations of the Securities and Exchange Commission ("Commission") or of any other governmental body.

     Based upon the foregoing, it is our opinion that the maximum aggregate 3,000,000 shares of Stock to be issued and sold by the Company, when issued, sold and delivered in the manner and for the consideration stated in the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

     We are admitted to practice law in Virginia. We express no opinion with respect to the application or effect of the laws of any jurisdiction other than the existing laws of the United States of America and Virginia.

     We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus. In rendering this consent, we do not admit that we are included in the category of persons whose consent is required under
Section 7 of the Act or that we are "experts" within the meaning of the Act or the rules and regulations of the Commission thereunder.

                                    Very truly yours,


                                    /s/ LeClair Ryan, A Professional Corporation